PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 12, 2001)

                              U.S. $20,384,000,000

                                     [LOGO]

                               The CIT Group, Inc.
                           1211 Avenue of the Americas
                            New York, New York 10036
                                Medium-Term Notes

                                 TERMS OF NOTES

We may offer notes at one or more times up to an aggregate initial offering price of U.S. $20,384,000,000. A pricing supplement will reflect the specific terms of the notes. The following are the terms or possible terms of the notes.

o     The notes will mature 9 months or later from the date they are issued.

o     The notes may be issued as "Senior Notes" or "Senior Subordinated Notes."

o The interest rate on the notes may be fixed or floating. Floating rate interest will be based on:

      o     CD Rate
      o     CMT Rate
      o     Commercial Paper Rate
      o     11th District Cost of Funds Rate
      o     Federal Funds Rate
      o     LIBOR
      o     Prime Rate
      o     Treasury Rate
      o     Any other rate specified in a pricing supplement
      o     Adjustments to the rate by the Spread and/or Spread Multiplier

o We may issue notes whose interest rate or interest rate formula may be adjusted on specific dates.

o Fixed rate interest is payable on January 15 and July 15, generally, accruing from the date we issue the notes.

o     Floating rate interest is payable as stated in the pricing supplement.

o     Global securities are held by The Depository Trust Company, generally.

o We may issue one or more notes that are denominated in a currency or currency unit (the "Specified Currency") other than U.S. dollars. For more details, see "Foreign Currency Risks."

o We may issue notes at a discount from the principal amount payable at the maturity of the notes.

o     We may issue notes that do not pay periodic interest.

o For more details, see "Description of the Notes" in this prospectus supplement, "Description of Debt Securities" in the prospectus, and the pricing or other supplements.

o     Pricing or other supplements may alter the note terms described above.

                                 TERMS OF SALE

o Unless the pricing supplement specifies otherwise, we would receive between U.S. $20,231,120,000 and U.S. $20,377,884,800, or the equivalent thereof in other currencies, of the proceeds from the sale of all of the notes offered by this prospectus supplement, before expenses, after paying the Agents commissions at rates ranging between 0.03% and 0.750% of the principal amount of the notes sold (between U.S. $6,115,200 and U.S. $152,880,000), or the equivalent thereof in other currencies. If the maturity of the notes exceeds 30 years, the commission rate may be higher.

o There is no established trading market for the notes and there is no assurance that an established market will develop for the notes.

o We may sell the notes to one or more agents (each an "Agent" and, collectively, the "Agents"), including the Agents listed below, as principals for resale at varying or fixed offering prices or through one or more Agents, using their reasonable best efforts to sell the notes on our behalf.

o     We may also sell the notes without using any Agents.

Neither the SEC nor any state securities commission has approved or disapproved the notes. None of those authorities has determined that the prospectus, this supplement or any pricing or other supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers
             Banc of America Securities LLC
                           Credit Suisse First Boston
                                                JPMorgan
                                                      Salomon Smith Barney
                                                                 UBS Warburg LLC

            The date of this Prospectus Supplement is April 3, 2001.

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the prospectus and the pricing supplement. We and the Agents have not authorized anyone else to provide you with different or additional information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the prospectus and the pricing supplement is accurate as of any date other than the date on the front of that document.

                                 ---------------

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            Page
                                                                            ----
About this Prospectus Supplement and the Pricing Supplements ............    S-2
Description of the Notes ................................................    S-3
Special Provisions Relating to Foreign Currency Notes ...................   S-17
Foreign Currency Risks ..................................................   S-20
Material United States Federal Income Tax Consequences ..................   S-21
Plan of Distribution ....................................................   S-27

                                   Prospectus

The CIT Group, Inc. .....................................................      3
Special Note Regarding Forward - Looking Statements .....................     10
Use of Proceeds .........................................................     10
Description of Debt Securities ..........................................     10
Plan of Distribution ....................................................     15
Experts .................................................................     16
Legal Opinions ..........................................................     16
Where You Can Find More Information .....................................     16

          ABOUT THIS PROSPECTUS SUPPLEMENT and the PRICING SUPPLEMENTS

References in this prospectus supplement to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

We may use this prospectus supplement, together with the prospectus and a pricing supplement, to offer Senior Notes, or Senior Subordinated Notes, from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $20,384,000,000 (or the equivalent in foreign or composite currencies).

This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the notes contained in the prospectus, where the notes are included in the defined term "Debt Securities." If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and you should not rely on the information in the prospectus.

Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement, including any changes in the method of calculating interest on any note.

When we refer to the prospectus, we mean the prospectus which accompanies this prospectus supplement. When we refer to a pricing supplement, we mean the pricing supplement we file with respect to a particular note.

You should read and consider all information contained in this prospectus supplement, the prospectus, and the pricing supplement in making your investment decision.

                            DESCRIPTION OF THE NOTES

General

In order to issue notes in the United States public markets, an issuer must enter into an agreement, called an indenture, with a banking institution or similar entity organized under the laws of the United States or of any individual state. We have executed several indentures (each called an "Indenture," and all together called the "Indentures"), in each case with a banking institution or similar entity. The terms of an Indenture apply to any notes that are issued under that Indenture.

This prospectus supplement summarizes certain terms of the notes. If you want to know more of the terms of any note, you should refer to the Indenture under which that note will be issued. We have attached copies of each Indenture as an exhibit to our shelf registration statement (no. 333-56172). If we use a capitalized term in this prospectus supplement that is not defined, that term will have the same meaning as in the prospectus and/or the applicable Indenture.

Senior Notes; Senior Subordinated Notes. We will issue the Senior Notes as one or more separate, unlimited series of debt securities constituting superior indebtedness under one or more separate indentures (each, a "Senior Indenture", and collectively, the "Senior Indentures"). Each of the Senior Indentures is between us and a banking institution or similar entity (each, a "Senior Trustee," and collectively, the "Senior Trustees"). The Senior Notes will be "Senior Securities" as described in the prospectus. The Senior Notes will have the same rank as all of our other Senior Securities. See "Description of Debt Securities -- Senior Securities" in the prospectus.

We will issue the Senior Subordinated Notes as one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures (each, a "Senior Subordinated Indenture," and collectively, the "Senior Subordinated Indentures").

Each of the Senior Subordinated Indentures is between us and a banking institution or similar entity (each, a "Senior Subordinated Trustee", and collectively, the "Senior Subordinated Trustees"). The Senior Subordinated Notes will be "Senior Subordinated Securities" in the prospectus. The Senior Subordinated Notes will have the same rank as all of our other Senior Subordinated Securities, but will be subordinate to our Senior Notes. See "Description of Debt Securities -- Subordinated Securities -- Subordination" in the prospectus.

The Senior Indentures and the Senior Subordinated Indentures are collectively referred to herein as the "Indentures."

The Senior Trustees and Senior Subordinated Trustees are collectively referred to herein as the "Trustees."

Unless the pricing supplement specifies to the contrary, with respect to each separate series of notes issued under the Indentures, the Trustee will serve as registrar, paying agent and authenticating agent (in each such capacity, the "Registrar," "Paying Agent," and "Authenticating Agent"), and may act as exchange rate agent (in such capacity, the "Exchange Rate Agent").

None of the Senior Indentures limits the amount of notes which may be issued under it, but the Senior Subordinated Indentures may limit the amount of Debt Securities which we may issue. See "Description of Debt Securities -- Restrictive Provisions" in the prospectus for a description of restrictions on our ability to issue Senior Subordinated Notes.

Maturity. Each note will mature nine months or more from the date of issue, as determined by agreement between the initial purchaser and us. We will specify the maturity date of each note on the face of that note and in the pricing supplement.

Interest Rates. The notes may bear interest at:

o     a fixed rate;

o a floating rate, which may be based on one of the following rates (see "Description of the Notes -- Interest Rates -- Floating Rate Notes" for a further description of each of these floating rates):

      o     CD Rate (a note issued with this rate is a "CD Rate Note");

      o     CMT Rate (a note issued with this rate is a "CMT Rate Note");

      o Commercial Paper Rate (a note issued with this rate is a "Commercial Paper Rate Note");

      o 11th District Rate (a note issued with this rate is an "11th District Rate Note");

      o Federal Funds Rate (a note issued with this rate is a "Federal Funds Rate Note");

      o     LIBOR (a note issued with this rate is a "LIBOR Note");

      o     Prime Rate (a note issued with this rate is a "Prime Rate Note");
            and

      o     Treasury Rate (a note issued with this rate is a "Treasury Rate
            Note");

o     a rate as otherwise specified in the pricing supplement; or

o rates or rate bases or formulas which may be adjusted on specified dates and which may permit the holder the option of prepayment or which may permit us the option of redemption at certain times (a note issued with one of these options is an "Extendible Note").

We will compute interest on floating rate notes by referring to an interest rate index, often adjusted by a Spread or Spread Multiplier. Interest on floating rate notes may be adjusted periodically with changes in the underlying interest rate index. See "Interest Rates" below for definitions of "Spread" and "Spread Multiplier."

We may issue notes at prices less than their stated principal amount. Certain of these discounted notes will be considered Original Issue Discount Notes (as defined below under "Description of the Notes -- Interest Rates"). Original Issue Discount Notes may or may not bear periodic interest. For a discussion of the United States federal income tax consequences relating to Original Issue Discount Notes, see "Material United States Federal Income Tax Consequences" below.

Denomination; Book-Entry System; Calculations. Unless the pricing supplement specifies otherwise, the notes will be denominated in U.S. dollars and we will make all payments on the notes in U.S. dollars. Unless the pricing supplement specifies otherwise, we will issue U.S. dollar notes in a minimum denomination of U.S. $1,000 and integral multiples of U.S. $1,000 for higher amounts. However, we may specify notes in the pricing supplement that we will denominate in another currency or currency unit. We will offer the notes at an aggregate initial offering price of up to U.S. $20,384,000,000 or the equivalent thereof in other currency or currency units. See "Special Provisions Relating to Foreign Currency Notes -- Payment Currency." For information on the exchange rate we will use for non-U.S. dollar notes, see "Special Provisions Relating to Foreign Currency notes -- Payment Currency."

Unless the pricing supplement specifies otherwise, we will issue each note in fully registered form without coupons. Unless the pricing supplement specifies otherwise and except for non-U.S. dollar notes, the notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, New York, New York (the "Depositary"), or its nominee, as described below. Subject to the Depositary's requirements, a single global note will represent all notes issued on the same day and having the same terms. The Paying Agent will make all payments on notes represented by a global note to the Depositary. See "Description of the Notes --Book-Entry System."

"Business Day" is a day other than a Saturday or Sunday and means:

o with respect to notes denominated in U.S. dollars (other than LIBOR Notes), any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York;

o with respect to notes denominated in a currency other than U.S. dollars or Euros, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in either the City of New York or the principal financial center of the country of such currency;

o with respect to notes denominated in Euros, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open; and

o with respect to LIBOR Notes, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York and that is also a London Business Day.

Unless the pricing supplement specifies otherwise, the trustee will be the "Calculation Agent" with regard to the notes. As used in this prospectus supplement, "Calculation Date" means, with respect to any floating rate note and, where applicable, certain other notes, the earlier of:

o the Business Day immediately preceding the applicable day on which interest is payable on the note, the date on which the note will mature (the "Maturity Date") or the date of redemption or repayment, as the case may be; or

o the fifth Business Day after an Interest Determination Date (as defined below) relating to the note.

"Index Maturity" means the period to maturity used in the interest rate index on which the interest rate for any floating rate note is based.

"Interest Determination Date" means, for any Interest Reset Date (as defined in "Description of the Notes --Interest Rates -- Floating Rate Notes") the date for determining the rate of interest that will take effect on the Interest Reset Date.

"Interest Payment Date" means a day on which interest is payable on the note.

"Interest Rate" means, at any given time, the rate per annum at which the note bears interest.

"London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Unless the pricing supplement specifies otherwise, we will round all percentages resulting from any calculation of the rate of interest on floating rate notes, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655)). We will round all U.S. dollar amounts used in or resulting from that calculation to the nearest cent (with one-half cent being rounded upward). In the case of floating rate notes denominated in currency or currency units other than U.S. dollars, we will round all amounts used in or resulting from that calculation to the smallest whole unit of that other currency or currency unit.

Pricing Supplement. The pricing supplement relating to each note will describe or specify, among other things, the following terms:

o if the note is not denominated in U.S. dollars, the Specified Currency in which the note is denominated;

o     whether the note is a fixed rate note or a floating rate note;

o the price (which may be expressed as a percentage of the aggregate principal amount thereof) at which we will issue the note;

o     the Maturity Date;

o     if the note is a fixed rate note, the Interest Rate, if any, for the note;

o if the note is a floating rate note, the Initial Interest Rate, the Interest Determination Date, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the Interest Rate for the note (see "Description of the Notes -- Interest Rates" for an explanation of the terms relating to floating rate notes);

o any provisions relating to redemption or repayment of the note not otherwise described in this prospectus supplement;

o whether the note is a Senior Note or a Senior Subordinated Note and, if a Senior Subordinated Note, whether the holders or a Trustee of the note may accelerate the maturity of the note only in the event of certain circumstances related to our insolvency;

o     any provisions relating to extensions of the note;

o     the date on which the note will be issued (the "Issue Date");

o     whether the note is a global note or a certificated note;

o the Trustee, Registrar, Paying Agent, and Authenticating Agent under the Indenture pursuant to which the note is to be issued; and

o any other terms of the note not inconsistent with the provisions of the Indenture.

Payment and Paying Agents

Unless the pricing supplement specifies otherwise, either we or the Paying Agent will make all payments on each note which are to be made in U.S. dollars (including payments which are to be made in U.S. dollars for Foreign Currency Notes) in the manner described below. For a description of special provisions relating to payments on a Foreign Currency Note to be made in a Specified Currency, see "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal and Interest."

Unless the pricing supplement specifies otherwise, either we or the Paying Agent will pay interest on fixed rate notes semi-annually on each Interest Payment Date and at maturity (or, if applicable, upon redemption or repayment). Unless the pricing supplement specifies otherwise, either we or the Paying Agent will pay interest on the floating rate notes on the Interest Payment Dates set forth below and at maturity (or, if applicable, upon redemption or repayment).

Either we or the Paying Agent will pay interest on each Interest Payment Date to the person in whose name the note is registered on the registry books of the Registrar at the close of business on the applicable record date (a "Record Date") next preceding each Interest Payment Date. However, either we or the Paying Agent will pay interest at maturity (whether or not the maturity date is an

Interest Payment Date) or upon earlier redemption or repayment to the person to whom principal shall be payable. Unless otherwise specified in an pricing supplement, if a note is originally issued between a Record Date and an Interest Payment Date, then either we or the Paying Agent will pay the first payment of interest on that note to the holder of record for the first Interest Payment Date.

Either we or the Paying Agent will pay interest on each note (other than global notes and Foreign Currency Notes and other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment) by check mailed to the person in whose name the note is registered at the close of business on the applicable Record Date. Except as provided below, either we or the Paying Agent will make all payments due on the Maturity Date, or upon earlier redemption or repayment, in immediately available funds upon surrender of the note at the corporate trust office of the Paying Agent in the Borough of Manhattan, the City of New York.

If the Paying Agent makes a payment on an Interest Payment Date (other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment), and if the Paying Agent receives a written request to make payment by wire transfer from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency) in aggregate principal amount of the notes not later than the close of business on the Record Date pertaining to that Interest Payment Date, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary, make all U.S. dollar payments to this holder by wire transfer to the account designated in such written request.

If the Paying Agent makes a payment on the Maturity Date or the date of redemption or repayment, if any, and if the Paying Agent receives a written request to make payment by wire transfer from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the notes not later than the close of business on the fifteenth day prior to the Maturity Date or the date of redemption or repayment, if any, the Paying Agent will make all U.S. dollar payments to the holder by wire transfer to the account designated in the holder's written request. However, the Paying Agent may only make these wire transfer payments subject to applicable laws and regulations, and only after surrender of the note or notes in the Borough of Manhattan, the City of New York, not later than one Business Day prior to the Maturity Date or the date of redemption or repayment, as the case may be.

The Paying Agent will make all payments on notes represented by a permanent global note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing the notes.

We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

Interest Rates

Each note, except Zero-Coupon Notes (as defined in "Fixed Rate Notes" below), will bear interest from its Issue Date at the fixed rate per annum, or at the floating rate per annum determined pursuant to the interest rate formula, stated in the note and in the pricing supplement. We may change Interest Rates from time to time, but no change will affect any notes theretofore issued or as to which we have accepted an offer. Interest Rates we may offer with respect to the notes may differ among different series of Debt Securities which we offer within a short time frame depending upon, among other things, changes in overall economic or market conditions or differences in the aggregate principal amount of notes purchased by each investor in different series of Debt Securities.

The Interest Rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest which may be charged to a corporation is 25% per annum simple interest. This limit does not apply to notes in a principal amount of U.S. $2,500,000 or more.

Fixed Rate Notes

Each fixed rate note, except Zero-Coupon Notes, will bear interest from the Issue Date at the annual fixed interest rate stated in the note and in the pricing supplement. Interest on the Fixed Rate Notes, except Zero-Coupon Notes, will be payable on the Interest Payment Dates specified in the note and in the pricing supplement. Unless the pricing supplement specifies otherwise, the Interest Payment Dates for interest on the fixed rate notes will be January 15 and July 15 of each year and on the Maturity Date or upon earlier redemption or repayment. Unless the pricing supplement specifies otherwise, the Record Dates for the fixed rate notes will be the fifteenth calendar day next preceding each Interest Payment Date.

Unless the pricing supplement specifies otherwise, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an Interest Payment Date or the Maturity Date (or the date of redemption or repayment) with respect to a fixed rate note falls on a day which is not a Business Day, the payment will be made on the next Business Day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment.

Interest payments on each fixed rate note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to the note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

We may issue notes at prices less than their stated principal amount ("Discounted Notes"). Certain of the Discounted Notes may bear no interest ("Zero-Coupon Notes"), and certain of the Discounted Notes may bear interest at a rate which at the time of issuance is below market rates. Unless the pricing supplement specifies otherwise, upon the redemption, repayment, or acceleration of the maturity of these Discounted Notes, an amount less than the principal amount of the Discounted Note will become due and payable. For United States federal income tax purposes, certain of the Discounted Notes would be considered original issue discount notes ("Original Issue Discount Notes"). Certain information concerning United States federal income tax aspects of Zero-Coupon Notes or Original Issue Discount Notes is set forth elsewhere in this prospectus supplement and may be set forth in the pricing supplement.

Floating Rate Notes

Unless the pricing supplement specifies otherwise, we will issue floating rate notes as described below. Each floating rate note will bear interest from the Issue Date at the floating rate per annum determined pursuant to the interest rate formula specified in the note and in the pricing supplement. Unless the pricing supplement specifies otherwise, the Interest Rate on each floating rate note will be equal to:

o an interest rate determined by reference to the interest rate index specified in the pricing supplement plus or minus the Spread, if any, and/or

o an interest rate calculated by reference to the interest rate index specified in the pricing supplement multiplied by the Spread Multiplier, if any.

The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the pricing supplement as an adjustment to the Interest Rate for a floating rate note. The "Spread Multiplier" is the factor specified in the pricing supplement as an adjustment to the Interest Rate for a floating rate note.

Any floating rate note may also have either or both of the following terms:

o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate"); and

o a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate").

The pricing supplement for a floating rate note will specify the interest rate index and the Spread or Spread Multiplier, if any, or other interest rate formula and the Maximum or Minimum Interest Rate, if any.

Unless otherwise specified in the note and in the pricing supplement, either we or the Paying Agent will pay interest on floating rate notes at maturity, upon earlier redemption or repayment, if applicable, and on the following Interest Payment Dates:

o in the case of notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the note and the pricing supplement;

o in the case of notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year;

o in the case of notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the note and the pricing supplement; and

o in the case of notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the note and the pricing supplement.

We will calculate interest payments on each floating rate note to include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to the note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

The Record Dates for the floating rate notes shall be the fifteenth calendar day next preceding each Interest Payment Date.

The Calculation Agent will compute interest on floating rate notes in the manner set forth below.

If any Interest Payment Date for any floating rate note (other than the Maturity Date or the date of redemption or repayment) would otherwise be a day that is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that in the case of a LIBOR Note, if this Business Day falls in the next succeeding calendar month, then the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date (or the date of redemption or repayment) of a floating rate note falls on a day which is not a Business Day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a Business Day as if it were made on the date this payment was due, and no interest shall accrue as a result of this delayed payment.

We will calculate accrued interest on a floating rate note by adding the Interest Factors (as defined below) calculated for each day in the period for which we are calculating accrued interest. We will compute the "Interest Factor" for each day by multiplying the face amount of the floating rate note by the Interest Rate applicable to the day and dividing the product thereof by 360, or, in the case of any Treasury Rate Note or CMT Rate Note, by the actual number of days in the year.

We will reset the rate of interest on each floating rate note daily, weekly, monthly, quarterly, semi-annually or annually (the first date on which the reset interest rate becomes effective, being an "Interest Reset Date"), as specified in the note and the pricing supplement. Unless otherwise specified in the note and the pricing supplement, the Interest Reset Date will be:

o     in the case of floating rate notes which reset daily, each Business Day;

o in the case of floating rate notes which reset weekly (other than Treasury Rate Notes), the Wednesday of each week;

o in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week;

o in the case of floating rate notes which reset monthly (other than 11th District Rate Notes), the third Wednesday of each month;

o in the case of 11th District Rate Notes which reset monthly, the first calendar day of the month;

o in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

o in the case of floating rate notes which reset semiannually, the third Wednesday of two months of each year; and

o in the case of floating rate notes which reset annually, the third Wednesday of one month of each year.

If any Interest Reset Date for any floating rate note is not a Business Day, the Interest Reset Date for that floating rate note shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if this Business Day is in the next succeeding calendar month, that Interest Reset Date will be the immediately preceding Business Day.

With respect to determining the Interest Determination Date, unless the pricing supplement specifies to the contrary:

o the Interest Determination Date for a CD Rate Note, CMT Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, or Prime Rate Note is the second Business Day before the Interest Reset Date;

o the Interest Determination Date for a LIBOR Note is the second London Business Day before the Interest Reset Date;

o the Interest Determination Date for an 11th District Rate Note is the last working day of the month just before the Interest Reset Date on which the FHLB of San Francisco publishes the relevant monthly 11th District Cost of Funds Index; and

o the Interest Determination Date for a Treasury Rate Note is the day of the week in which such Interest Reset Date falls on which direct obligations of the United States ("Treasury Bills") would normally be auctioned. Treasury Bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the Interest Determination Date for the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date for a Treasury Rate Note, then that Interest Reset Date will instead be the first Business Day following the auction date.

Unless the pricing supplement specifies otherwise, the Interest Rate determined with respect to any Interest Determination Date for any floating rate note will become effective on and as of the next succeeding Interest Reset Date. However, the Interest Rate in effect with respect to any floating rate note for the period from the Issue Date to the first Interest Reset Date will be the "Initial Interest Rate" as specified in the pricing supplement. The Interest Rate for a floating rate note will be applicable from and including the Interest Reset Date to which it relates to but not including the next Interest Reset Date or until the Maturity Date, as the case may be.

The Calculation Agent will determine the Interest Rate for a floating rate note on an Interest Determination Date in accordance with the provisions below. The Calculation Agent will, upon the request of the holder of any floating rate note and to the extent available, provide the Interest Rate then in effect for the note and, if different, the Interest Rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to the note.

LIBOR Notes. Each LIBOR Note will bear interest at a rate calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the note and in the pricing supplement.

Unless the pricing supplement specifies otherwise, the Calculation Agent will determine LIBOR with respect to any Interest Reset Date according to the method specified in the note and the pricing supplement, in accordance with the following provisions:

o if "LIBOR Telerate" is specified as the reporting service in the pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date; and

o if "LIBOR Reuters" is specified as the reporting service in the pricing supplement, LIBOR will be the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following such Interest Determination Date, that appear (or, if only a single rate is required, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, provided that at least two such offered rates appear.

If, the Rate Index is "LIBOR Reuters", and fewer than two offered rates appear, or LIBOR Reuters is not available, or if the Rate Index is "LIBOR Telerate" and no rate appears, or LIBOR Telerate is not available, then we will determine LIBOR as follows:

o The Calculation Agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in the Index Currency in the market at that time.

o If at least two of these banks provide a quotation, the Calculation Agent will compute LIBOR on the Interest Determination Date as the arithmetic mean of the quotations.

o If fewer than two of these banks provide a quotation, the Calculation Agent will select three major banks in the City of New York to provide a rate quote. The Calculation Agent will compute LIBOR on the Interest Determination Date as the arithmetic mean of these quoted rates at approximately 11:00 a.m., New York City time, on the Interest Determination Date in U.S. dollars for loans to leading European banks, having the Index Maturity designated in the pricing supplement commencing on the second London Business Day immediately following the Interest Determination Date and in a principal amount that is representative for a single transaction in the market at that time.

o If none of these banks provides a quotation as mentioned, the rate of interest will be the same as that in effect on the Interest Determination Date.

The "Designated LIBOR Page" means (a) if "LIBOR Telerate" is specified in the pricing supplement, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks or (b) if "LIBOR Reuters" is specified in the pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks.

If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

Treasury Rate Notes. Each Treasury Rate Note will bear interest at the rate calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

Unless the pricing supplement specifies otherwise, "Treasury Rate" means the rate for the auction held on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement as that rate appears on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace this page on that service) ("Telerate Page 56") or page 57 (or any other page which replaces this page on that service) ("Telerate Page 57") under the heading "AVGE INVEST YIELD."

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o If the rate is not published as described above by 9:00 a.m., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate of Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the United States Department of Treasury.

o In the event that the auction rate of Treasury Bills having the Index Maturity specified in the pricing supplement is not published by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on the Calculation Date, the rate on the Interest Determination Date of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

o If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary United States government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the applicable Index Maturity.

o If fewer than three of the dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

"H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

"H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the rate calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the note and pricing supplement.

Unless the pricing supplement specifies otherwise, "Commercial Paper Rate" means, for an Interest Determination Date, the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial."

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o If the rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, then the rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement as published in the H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying this rate, under the heading "Commercial Paper -- Nonfinancial."

o If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate for that Interest Determination Date will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent. The offered rates will be for commercial paper having the Index Maturity specified in the pricing supplement placed for a nonfinancial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization.

o If fewer than three dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

"Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                       D x 360
Money Market Yield = ___________ x 100
                    360 - (D x M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

CD Rate Notes. Each CD Rate Note will bear interest at the rate calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

Unless the pricing supplement specifies otherwise, the "CD Rate" means, for an Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity designated in the pricing supplement as this rate is published in H.15(519) under the heading "CDs (Secondary Market)."

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o In the event the rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the pricing supplement as published in the H.15 Daily Update under the heading "CDs (Secondary Markets)."

o If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be a rate equal to the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that Interest Determination Date, quoted by three leading non-bank dealers (selected by the Calculation Agent) in negotiable U.S. dollar certificates of deposit in the City of New York for negotiable certificates of deposit in the denomination of U.S. $5,000,000 of major United States money center banks in the City of New York with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

o If fewer than three dealers so selected by the Calculation Agent are quoting as mentioned, then the rate will be the same as that in effect on such Interest Determination Date.

Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the rate calculated using the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

Unless the pricing supplement specifies otherwise, "Federal Funds Rate" means, for an Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," as this rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace this page on that service) ("Telerate Page 120").

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o If the rate does not appear on Telerate Page 120 or is not yet published by 9:00 a.m. New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under the heading "Federal Funds/Effective rate."

o If the rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Federal Funds Rate for the Interest Determination Date will be the arithmetic mean of the rates, as of 9:00 a.m., New York City time, on that Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent.

o If fewer than three brokers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

Prime Rate Notes. Each Prime Rate Note will bear interest at the rate calculated using the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

Unless the pricing supplement specifies otherwise, "Prime Rate" means, with respect to an Interest Determination Date, the rate set forth on that date in H.15(519) under the heading "Bank Prime Loan" or if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on the Interest Determination Date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading "Bank Prime Loan."

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME 1 Page (as defined below) as a bank's publicly announced prime rate or base lending rate in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

o If fewer than four rates appear on the Reuters Screen USPRIME 1 Page on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in the City of New York selected by the Calculation Agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date.

o If fewer than three banks are quoting as mentioned, then the rate of interest will be the same as that in effect on the Interest Determination Date.

"Reuters Screen USPRIME 1 Page" means the display page designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

11th District Rate Notes. 11th District Rate Notes will bear interest at the rates calculated with reference to the 11th District Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

Unless the pricing supplement specifies otherwise, the "11th District Rate" means, for an Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month before that date, set forth under the caption "11th District" on Telerate Page 7058 (as defined below) as of 11:00 a.m., San Francisco time, on the Interest Determination Date.

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o If the rate does not appear on Telerate Page 7058 on that Interest Determination Date, then the 11th District Rate rate will be the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District most recently announced by the FHLB of San Francisco as the cost of funds for the calendar month before the date of that announcement (the "FHLB Index").

o If the FHLB of San Francisco does not announce the rate as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

"Telerate Page 7058" means the display page designated as page 7058 on Bridge Telerate, Inc. (or another page as may replace page 7058 on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District).

CMT Rate Notes. Each CMT Rate Note will bear interest at an interest rate calculated using the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

Unless the pricing supplement specifies otherwise, the "CMT Rate" means, for an Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for:

o that Interest Determination Date, if the Designated CMT Telerate Page is 7051; or

o the week, or the month, as set forth in the pricing supplement, ended immediately preceding the week in which the related Interest Determination Date occurs, if the Designated CMT Telerate Page is 7052.

If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

o If the rate is no longer displayed on the Designated CMT Telerate Page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519) for the Interest Determination Date.

o If the rate is no longer published, or if not published in H.15 (519) by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for that Interest Determination Date will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury Rate for the Designated CMT Maturity Index) for that Interest Determination Date with respect to the Interest Reset Date then published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines is comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

o If that information is not available by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will calculate the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent. The three Reference Dealers shall be selected from five Reference Dealers selected by the Calculation Agent by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

o If the Calculation Agent cannot obtain three Treasury Note quotations as described above, the CMT Rate will be a rate with a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York. The three Reference Dealers shall be selected from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If two of these Treasury Notes have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

o If fewer than five but more than two Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of those quotes will be eliminated.

o If fewer than three Reference Dealers are quoting as described above, then the rate will be the same as that in effect on that Interest Determination Date.

"Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page designated in the pricing supplement (or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If that page is not specified in the pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

"Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the pricing supplement, the Designated CMT Maturity Index shall be 2 years.

Extendible Notes

Each Extendible Note will bear interest during the "Initial Interest Period" (as defined below) at the initial interest rate as specified in the pricing supplement. The initial interest rate may be a fixed rate or a floating rate adjusted by a Spread and/or Spread Multiplier. Unless the pricing supplement specifies otherwise, for any Extension Period (as defined below) we shall establish, pursuant to the procedures specified in that note and pricing supplement:

o the Interest Rate or the interest rate basis and formula for determining the Interest Rate for that Extension Period in the case of Floating Rate Notes;

o     the length of that Extension Period;

o the duration of any Redemption Period (as defined below) during that Extension Period; and

o the percentage or percentages of the principal amount at which the Extendible Notes are subject to redemption during that Redemption Period.

An "Extension Period" will be a period of one or more whole calendar periods (e.g., weeks, months, or years) commencing on the day following the last day of the Initial Interest Period or any subsequent Extension Period.

The "Initial Interest Period" for an Extendible Note will be the period commencing on the Issue Date of the note and ending on the Maturity Date.

Unless the pricing supplement specifies otherwise, the Extendible Notes will be repayable in whole or in part on the day immediately following the end of the Initial Interest Period and on the day immediately following the end of each Extension Period, at the option of the holder, at 100% of the principal amount to be repaid, in each case plus accrued interest, if any, to the repayment date. We will specify in the pricing supplement the procedures that a holder must follow in order to effect such a repayment.

Unless the pricing supplement specifies otherwise:

o the Extendible Notes will not be redeemable before the day immediately following the end of the Initial Interest Period; and

o we, at our option, may redeem any or all of the Extendible Notes either in whole or in part, upon not less than 30 nor more than 60 days' notice by mail, on the day immediately following the end of the Initial Interest Period at 100% of their principal amount and, during any Extension Period thereafter, on any date during any period within the Extension Period in which the Extendible Notes are redeemable our option (a "Redemption Period") at the percentage or percentages of their principal amount as we shall have established.

In each case of redemption, the amount we pay to redeem will include accrued interest, if any, to the date fixed for redemption. We will specify the procedures that must be followed in order to effect these redemptions.

Foreign Currency, Currency Indexed, and Other Indexed Notes

We may, from time to time, offer Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

We may, from time to time, offer notes ("Currency Indexed Notes") of which the principal amount payable on the Maturity Date (or upon earlier redemption or repayment) and/or interest thereon will be determined with reference to the exchange rate of a Specified Currency relative to another currency or composite currency (the "Indexed Currency") or to a currency index (the "Currency Index"). Holders of these notes may receive a principal amount on the Maturity Date or upon earlier redemption or repayment that is greater than or less than the face amount of these notes depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency or Currency Index.

The pricing supplement will describe the Foreign Currency Notes, the Currency Indexed Notes and the Currency Index and will also provide:

o information as to the method for determining the amount of interest payable and the principal amount payable on the Maturity Date or upon earlier redemption or repayment;

o the relative value of the Specified Currency compared to the applicable Indexed Currency or Currency Index;

o any exchange controls applicable to the Specified Currency or Indexed Currency; and

o     certain tax consequences to the holders of the Currency Indexed Notes.

For more information about Foreign Currency Notes and Currency Index Notes, see "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

We may, from time to time, also offer indexed notes ("Indexed Notes") other than Currency Indexed Notes. The principal amount of the Indexed Notes which is payable on the Maturity Date or upon earlier redemption or repayment and/or interest thereon will be determined by reference to a measure (the "Index"). The Index will be:

o     one or more equity or other indices and/or formulas;

o     the price of one or more specified commodities; or

o     such other methods or formulas we may specify in the pricing supplement.

The pricing supplement will describe the Indexed Notes and the Index and will also provide,

o the method of determination of the amount of interest payable and the amount of principal payable on the Maturity Date or upon earlier redemption or repayment in respect of the Indexed Notes;

o     certain tax consequences to holders of the Indexed Notes;

o     certain risks associated with an investment in the Indexed Notes; and

o     other information relating to the Indexed Notes.

Your investment in the Currency Indexed Notes or in other Indexed Notes, as to principal or interest or both, entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate on Currency Indexed Notes and other Indexed Notes may be less than that payable on a conventional fixed-rate debt security issued at the same time. The possibility exists that no interest will be paid or that negative interest will accrue, and the principal amount of a Currency Indexed Note or some other Indexed Note payable at maturity may be less than the original purchase price of the note. The possibility exists that no principal will be paid at maturity if the principal amount is utilized to net against accrued negative interest.

A number of factors affect the secondary market for Currency Indexed Notes and other Indexed Notes, independent of our creditworthiness and the value of the applicable Index, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of the applicable Index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control.

Additionally, if the formula used to determine the principal amount or interest payable with respect to a Currency Index Note contains a multiple or leverage factor, the effect of any change in the applicable Index will be increased. You should not view the historical experience of the relevant Index as an indication of future performance of the Index during the term of any Currency Indexed Note or any other Indexed Note. Accordingly, you should consult your own financial and legal advisors about the risk entailed by an investment in Currency Indexed Notes and other Indexed Notes and the suitability of such notes in light of their particular circumstances.

Unless the pricing supplement specifies otherwise:

o for the purpose of determining whether holders of the requisite principal amount of Debt Securities outstanding under the applicable Indenture have taken any action, the outstanding principal amount of Currency Indexed Notes or of other Indexed Notes will be deemed to be the face amount of those notes; and

o in the event of an acceleration of the maturity of a Currency Indexed Note or any other Indexed Note, the principal amount to be paid to the holder of that note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of that note would be determined on the Maturity Date of that note, as if the date of acceleration were the Maturity Date.

Redemption

Unless the pricing supplement specifies otherwise and except for Extendible Notes, (a) the notes will not be redeemable prior to maturity and (b) the notes will not be entitled to any sinking fund.

Prepayment at Option of Holder

Unless the pricing supplement specifies otherwise and except for Extendible Notes, the holder of the note will not have the option to require prepayment of a note prior to maturity.

Book-Entry System

Unless the pricing supplement specifies otherwise and except for Foreign Currency Notes, the notes when issued will be represented by a permanent global note or notes. Each permanent global note will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, permanent global notes will not be exchangeable for notes in certificated form and will not otherwise be issuable in definitive form.

Ownership of beneficial interests in a permanent global note will be limited to institutions which have accounts with the Depositary or its nominee (each a "participant") or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global note. Ownership of beneficial interests in that permanent global note by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global note.

We have been advised by the Depositary that upon the issuance of a permanent global note and the deposit of that permanent global note with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global note to the accounts of participants.

The Paying Agent will make all payments on notes represented by a permanent global note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing the notes. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest, if any, on a permanent global note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global note as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of CIT, the Trustee, any agent of CIT, or any agent of the Trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global note or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

A permanent global note is exchangeable for definitive notes registered in the name of, and a transfer of a permanent global note may be registered to, any person other than the Depositary or its nominee, only if:

o the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor Depositary within 90 days;

o we, in our sole discretion, determine that the permanent global note will be exchangeable for definitive notes in registered form; or

o an event of default under the applicable Indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable Trustee, or the applicable Registrar and Paying Agent notify the Depositary that the global note will be exchangeable for definitive notes in registered form.

Any permanent global note which is exchangeable will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global note, in denominations of $1,000 and integral multiples thereof. Those definitive notes will be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global note.

Except as provided above, owners of beneficial interests in a permanent global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of these notes for any purpose under the Indenture, and no permanent global note will be exchangeable, except for another permanent global note of like denomination and tenor to be registered in the name of the Depositary or its nominee. So, each person owning a beneficial interest in a permanent global note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

We believe that the sources from which the information in this section concerning the Depositary and the Depositary's system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Terms of the Notes

Unless the pricing supplement specifies otherwise, we will denominate the notes in U.S. dollars and we will make all payments on the notes in U.S. dollars. Unless the pricing supplement specifies otherwise, the following provisions shall apply to Foreign Currency Notes. The following specific provisions supplement the description of general terms of the notes set forth in the prospectus and elsewhere in this prospectus supplement and, if the description of the general terms of the notes is inconsistent, these provisions override and replace them:

o we will issue Foreign Currency Notes in registered form only, without coupons.

o we will pay the purchase price of Foreign Currency Notes in immediately available funds.

o     we will issue Foreign Currency Notes only in certificated form.

Currencies

Unless the pricing supplement specifies otherwise, you must pay for Foreign Currency Notes in the Specified Currency. At present, limited facilities are available in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa. Banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if you make a request five Business Days or more before the date of delivery of the notes, or by any other day determined by the applicable Exchange Rate Agent, the Exchange Rate Agent will arrange for the conversion of U.S. dollars into the Specified Currency set forth in the pricing supplement to enable you to pay for the Foreign Currency Notes. The Exchange Rate Agent will make conversions on terms and subject to the conditions, limitations, and charges as the Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. You will bear all costs of exchange of the Foreign Currency Notes.

We will include in the pricing supplement specific information about the currency or currency units in which a particular Foreign Currency Note is denominated, including:

o     historical exchange rates;

o     a description of the currency; and

o     any exchange controls.

Any information concerning exchange rates included in the pricing supplement is for informational purposes only. You should not regard the information as indicative of the range of or trends in fluctuations in currency exchange rates which may occur in the future.

Payment of Principal and Interest

We will make all payments on Foreign Currency Notes in the Specified Currency. However, except as provided below, you will receive all payments on Foreign Currency Notes in U.S. dollars as converted by the Exchange Rate Agent we appoint. However, unless the pricing supplement specifies to the contrary, you may elect to receive payments in the Specified Currency under the circumstances described below.

The Exchange Rate Agent will base the U.S. dollar amount, if any, you may receive on a Foreign Currency Note on the highest bid quotation received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date. The Exchange Rate Agent must receive bids from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the applicable payment date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of notes not electing to receive the Specified Currency on the payment date and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the Specified Currency. You will bear all currency exchange costs and we will deduct the costs incurred from payments made to you.

Unless the pricing supplement specifies otherwise, you may elect to receive payments on the Foreign Currency Notes in the Specified Currency by transmitting a written request to the principal offices of the Paying Agent:

o prior to the Record Date immediately preceding any Interest Payment Date or

o at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of payments to be made on the maturity date or upon earlier redemption or repayment.

You may mail or hand deliver your written request or deliver it by cable, telex, or other form of facsimile transmission. You may elect to receive payment in the Specified Currency for all payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any revocation must be received by the Paying Agent:

o     on or prior to the Record Date in the case of any payment of interest or

o at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any.

If you hold Foreign Currency Notes in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the Specified Currency.

Unless the pricing supplement specifies otherwise, we will make payments on each Foreign Currency Note in U.S. dollars in the manner specified under "Description of the Notes -- Payment and Paying Agents." Unless the pricing supplement specifies to the contrary, if you elect to receive payments on Foreign Currency Notes in the Specified Currency, we will make payments to you as follows:

o we will pay interest (other than interest payable, on the maturity date or upon earlier redemption or repayment) to you in the Specified Currency by bank draft mailed to you or your nominee or other registered holder at the close of business on the applicable Record Date.

o we will pay the principal of and premium, if any, on the Foreign Currency Note and any interest payable to you when due by bank draft upon surrender of the note at the corporate trust office of the Paying Agent in the Borough of Manhattan, City of New York.

o we will draw the drafts denominated in a Specified Currency on a bank office located outside the United States.

If the Paying Agent receives a written request to be paid by wire transfer from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to the maturity date or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made on the maturity date or earlier redemption or repayment, only after the surrender of the note or notes in the Borough of Manhattan, City of New York, not later than one Business Day prior to the maturity date or the date of redemption or repayment, as the case may be), make all payments denominated in the Specified Currency to the requesting holder by wire transfer to an account designated in the written request and maintained in the country of the Specified Currency.

Outstanding Foreign Currency Notes

For purposes of calculating the principal amount of any Foreign Currency Note payable in a Specified Currency for any purpose under the Indentures, we will deem the principal amount of the Foreign Currency Note at any time outstanding to be the U.S. dollar equivalent, determined as of the date of the original issuance of the Foreign Currency Note.

Payment Currency

If a Specified Currency is not available for any payment on a Foreign Currency Note due to circumstances beyond our control, we will be entitled to meet our obligations to you by making payment in U.S. dollars. Any payment in U.S. dollars will be on the basis of the noon buying rate in the City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the second day prior to any payment, or if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as the pricing supplement otherwise specifies. Under these circumstances, any payment made in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the Indentures.

If we are required to make payments on a Foreign Currency Note in Euros, and Euros are unavailable due to circumstances beyond our control, we will make all payments due on that date with respect to the Foreign Currency Notes in U.S. dollars. The Exchange Rate Agent will convert the amount payable in Euros on any date into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which payment is due on the following basis: The equivalent of Euros in U.S. dollars will be calculated by aggregating the U.S. dollar equivalents of the Components. The Paying Agent will determine the U.S. dollar equivalent of each of the Components on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement. The "Components" for this purpose will be the currency amounts that were components of the Euro as of the latest date on which Euros were used in the European Monetary System.

If the official unit of any component currency is altered by way of combination or subdivision, the Exchange Rate Agent or the Paying Agent, as the case may be, will multiply or divide the number of units of that currency as a Component in the same proportion. If two or more component currencies are consolidated into a single currency, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amounts of those currencies as Components by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in the consolidated currency. If any component currency is divided into two or more currencies, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amount of that currency as a Component with amounts of those currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

All determinations referred to above by the Exchange Rate Agent or Paying Agent shall be at its sole discretion (except to the extent expressly provided in this prospectus supplement that any determination is subject to our approval) and, in the absence of manifest error, shall be conclusive for all purposes and binding on you. The Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability for the determination. Any payment made in U.S. dollars in the circumstances set forth above where required payment is in a Specified Currency will not constitute a default under the Indentures.

                             FOREIGN CURRENCY RISKS

This prospectus supplement, the prospectus and the pricing supplement do not describe all the risks of an investment in notes that are indexed to or denominated in other than U.S. dollars as those risks exist at the date of this prospectus supplement or as those risks may change from time to time. You should consult your own financial, tax, and legal advisors as to the risks entailed by an investment in the notes. The notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency, currency unit, or indexed transactions.

Exchange Rates and Exchange Controls

The Foreign Currency Notes have significantly more risk than a similar investment in a security denominated in U.S. dollars. Similarly, Currency Indexed Notes have significantly more risk than a similar investment in a non-Currency Indexed Note. Some of these risks are:

o the possibility of significant changes in rates of exchange between the U.S. dollar and the Specified Currency and

o the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments.

These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and you should expect volatility in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is in most cases established principally by the supply of and demand for those currencies. Changes in the exchange rate result over time from the interaction of many factors, including:

o     rates of inflation;

o     interest rate levels;

o     balances of payments; and

o the extent of governmental surpluses or deficits in the countries issuing currencies.

These factors are in turn sensitive to, among other things, the monetary, fiscal, and trade policies pursued by governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of any note. You may receive a yield on U.S. dollar-equivalent Foreign Currency Notes below their coupon rate, and, in some circumstances, you could suffer a loss if the Specified Currency depreciates against the U.S. dollar. Similarly, if the Specified Currency depreciates against the Indexed Currency you may receive a return of principal in an amount less than the face amount of a Currency Indexed Note, which would also result in an effective yield below the stated interest rate.

Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar.

National governments generally do not allow their currencies to float freely at all times. Sovereign governments use a variety of techniques to affect the exchange rate of their currencies including:

o     intervention by a country's central bank;

o     imposition of regulatory controls or taxes;

o     issuance of a new currency to replace an existing currency; or

o alteration of the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.

As a result, your U.S. dollar equivalent yields could be affected by governmental actions, which could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces, and the movement of currencies across borders. We will not adjust or change the terms of any notes in the event that exchange rates become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular note that would otherwise be payable in the Specified Currency would not be available at the note's maturity. In that event, we will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the second day prior to the payment, or if the current Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Special Provisions Relating to Foreign Currency Notes -- Payment Currency."

Unless the pricing supplement specifies to the contrary, notes denominated in foreign currencies will not be sold in, or to residents of, the country issuing those currencies. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding, or receipt of payments of principal of and premium and interest, if any, on the notes. You should consult your own counsel with regard to these matters.

Judgments

Courts in the United States generally would grant or enforce a judgment relating to an action based on Foreign Currency Notes and Currency Indexed Notes only in U.S. dollars, and the date used to determine the rate of conversion of foreign currencies into U.S. dollars will depend on various factors, including which court rendered the judgment. Section 27 of the Judiciary Law of the State of New York provides that a New York State court would be required to enter a judgment in the Specified Currency of the underlying obligation. This judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary, which was prepared by Schulte Roth & Zabel LLP, counsel to CIT, describes material United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. Except where indicated, it deals only with notes held by initial purchasers as capital assets and does not deal with special situations, such as those of dealers in securities or financial institutions, life insurance companies, United States Holders whose "functional currency" is not the U.S. dollar, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, traders in securities that elect to mark to market or holders liable for the alternative minimum tax. In addition, with respect to a particular series of notes, the discussion below must be read with the discussion of material federal income tax consequences that may appear in the pricing supplement for that series. The discussion below also is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations ("Treasury Regulations"), rulings, and judicial decisions thereunder as of the date of this prospectus supplement. Those authorities may be repealed, revoked, modified, or otherwise changed so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership, or disposition of notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

United States Holders

A "United States Holder" of a note means a holder that is:

o     a citizen or resident of the United States;

o a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

o an estate the income of which is subject to United States federal income taxation regardless of its source; or

o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

A "Non-United States Holder" is a holder of a note that is not a United States Holder.

Payments of Interest. Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

Original Issue Discount. The following is a summary of the principal United States federal income tax consequences of the ownership of Original Issue Discount Notes by United States Holders. Additional rules applicable to Original Issue Discount Notes that are denominated in or determined by reference to a Specified Currency are described under "Foreign Currency Notes" below.

A note may be issued for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments to be made on the note other than "qualified stated interest" payments). The difference between the stated redemption price at maturity of the note and its "issue price," if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, will be "original issue discount" ("OID"). The "issue price" of each note will be the initial offering price to the public at which a substantial amount of the particular offering is sold. A "qualified stated interest" payment is stated interest that is unconditionally payable at least annually at a single fixed rate or, generally, at a rate (a "Variable Rate") that varies among payment periods:

o if that rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or

o that is based upon the changes in the yield or price of certain actively traded personal property.

Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notes that may be redeemed prior to their maturity date at the option of the issuer will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Notes that may be redeemed prior to their maturity date at the option of the holder will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. The pricing supplement will specify if we issue notes that are redeemable prior to maturity and if we determine that the notes will be deemed to have a maturity date for federal income tax purposes prior to their maturity date.

In certain cases (such as where interest payments are deemed not to be qualified stated interest payments), notes that bear interest from a non-tax standpoint may be deemed instead to be Original Issue Discount Notes for federal income tax purposes. As a result, the inclusion of interest in income for federal income tax purposes may vary from the actual cash payments of interest made on those notes, generally accelerating the recognition of income for cash method taxpayers. For those purposes, the Treasury Regulations provide rules for determining whether payments pursuant to a note with a Variable Rate will be treated as payments of qualified stated interest. The pricing supplement for any series of notes will specify whether they are Original Issue Discount Notes and, in the case of notes with a Variable Rate, will describe the applicable rules for inclusion of OID in income of a United States Holder.

United States Holders of Original Issue Discount Notes having a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year in which such United States Holder held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual period for an Original Issue Discount Note may be of any length and may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess (if any) of:

o the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

o the sum of any qualified stated interest payments allocable to the accrual period.

The following rules apply to determine OID allocable to an accrual period:

o if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval;

o if the accrual period is the final accrual period, the amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the note at the beginning of the final accrual period; and

o if all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method.

The adjusted issue price of the note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to that note that were not qualified stated interest payments. Under these rules, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to report to the IRS the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Original Issue Discount Notes"), OID is included in income currently either on a straight-line basis or, if the United States Holder so elects, under the constant yield method used generally for OID as described above. However, United States Holders that are individuals or other cash method taxpayers are not required to include accrued OID on Short-Term Original Issue Discount Notes in their income currently unless they elect to do so. If such a United States Holder that does not elect to currently include the OID in income subsequently recognizes a gain upon the disposition of the note, such gain will be treated as ordinary interest income to the extent of the accrued OID. Furthermore, a non-electing United States Holder of a Short-Term Original Issue Discount Note may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry the note.

Amortization of Premium. A note may be considered to have been issued at a "premium" to the extent that the United States Holder's tax basis in the note exceeds the note's outstanding stated redemption price at maturity. A United States Holder generally may elect to amortize any premium on a note by offsetting payments of qualified stated interest on the note with the premium allocable to the accrual period or periods to which the qualified stated interest relates. The offset occurs at the time the holder of the note includes the qualified stated interest in its income in accordance with its regular method of tax accounting. The amount of premium allocable to each accrual period is determined using a constant yield method. In the case of instruments that provide for alternative payment schedules, the amount of premium is generally determined by assuming that the holder will exercise or not exercise options in a manner that maximizes the holder's yield and we will exercise or not exercise options in a manner that minimizes the holder's yield (except that we will be assumed to exercise call options in a manner that maximizes the holder's yield). Any election would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

Election to Treat All Interest as OID. United States Holders may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above and the electing United States Holder will be required to amortize bond premium for all of the holder's other debt instruments with amortizable bond premium. The United States Holder must make the election for the taxable year in which it acquires the note, and the election may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

Sale, Exchange, and Retirement of Notes. A United States Holder's tax basis in a note will, in general, be the United States Holder's cost therefor, increased by all accrued OID and reduced by any amortized premium and any cash payments on the note other than qualified stated interest payments. Upon the sale, exchange, or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or retirement and the adjusted tax basis of the note. Except as described above with respect to certain Short-Term Original Issue Discount Notes, and except with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the note has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

Extendible Notes. A note may provide that we have the option to reset the interest rate, in the case of a fixed rate note, or the Spread or Spread Multiplier, in the case of a floating rate note, on an Interest Reset Date or to extend the maturity of a note on the maturity date. The treatment of a United States Holder of notes with respect to which such a reset option has been exercised who does not elect repayment of the affected notes on the applicable Optional Reset Date or Original Stated Maturity will depend on the terms established for those notes by CIT pursuant to the exercise of the option (the "Revised Terms"). A holder may be treated for federal income tax purposes as having exchanged those notes (the "Old Notes") for new notes with Revised Terms (the "New Notes"). If the holder is treated as having exchanged Old Notes for New Notes, the exchange may be treated as either a taxable exchange or a tax-free recapitalization, with the following consequences:

o if our exercise of the option is not treated as an exchange of Old Notes for New Notes, no gain or loss would be recognized by a United States Holder as a result thereof;

o if the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Notes and the holder's adjusted tax basis in the Old Notes; and

o if the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered.

Although, in this regard, the meaning of the term "principal amount" is not clear, the term could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered. The presence of these options may also affect the calculation of OID, among other things. Persons considering the purchase of Extendible Notes should carefully examine the pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of those notes.

Foreign Currency Notes. The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a note denominated in a Specified Currency other than the U.S. dollar and deals only with Foreign Currency Notes that are not treated, for federal income tax purposes, as an integrated economic transaction in conjunction with one or more spot contracts, futures contracts or similar financial instruments. Persons considering the purchase of Foreign Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

If interest payments are made in a Specified Currency to a United States Holder who is not required to accrue such interest prior to its receipt, the holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Specified Currency received at the "spot rate" for the Specified Currency on the date that payment is received), regardless of whether the payment is in fact converted into U.S. dollars. The holder does not recognize any exchange gain or loss with respect to the receipt of payment.

A United States Holder who is required to accrue interest on a Foreign Currency Note prior to receipt of interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during each year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. The average rate of exchange for an interest accrual period is generally the simple average of the exchange rates for each business day of the application period (or other average that is reasonably derived and consistently applied by the holder). An accrual basis holder may, however, elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if that date is within five business days of the end of the accrual period. Any election would apply to all debt securities held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Upon receipt of an interest payment on a note, the holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date received) and the U.S. dollar value of the interest income that holder has previously included in income with respect to the payment. Any gain or loss generally will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

OID on a Foreign Currency Note will be determined for any accrual period in the applicable Specified Currency and then translated into U.S. dollars in the same manner as interest income accrued by a United States Holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any Specified Currency received at the spot rate for the Specified Currency on the date of payment). For this purpose, all receipts on a note will be viewed:

o first as the receipt of any periodic interest payments called for under the terms of the note;

o second as receipts of previously accrued OID (to the extent of such OID), with payments considered made for the earliest accrual periods first; and

o     thereafter as the receipt of principal.

A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Specified Currency amount paid for that Foreign Currency Note determined at the time of purchase. In the case of a note that is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of the note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. A United States Holder who purchases a note with the applicable previously owned Specified Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the tax basis in the Specified Currency and the fair market value of the note in U.S. dollars on the date of purchase. The gain or loss will be ordinary income or loss.

For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, or retirement of a Foreign Currency Note, the amount realized will be the U.S. dollar value of the amount realized in the Specified Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, or retirement and in accordance with the applicable method of accounting. In the case of a note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating that amount at the spot rate of exchange on the settlement date of the sale.

A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, or retirement) of a Foreign Currency Note. This gain or loss will be treated as ordinary income or loss. This gain or loss may be required to be netted against any non-exchange gain or loss in calculating overall gain or loss on a note. Under Treasury Regulations effective for transactions entered into on or after February 14, 2000, if a

Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that the note was held and the exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note.

A United States Holder's tax basis in any Specified Currency received as interest on (or OID with respect to), or received on the sale or retirement of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received the Specified Currency. Any gain or loss recognized by a United States Holder on a sale, exchange, or other disposition of Specified Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

Indexed Notes. The tax treatment of a United States Holder of an Indexed Note will depend on factors including the specific index or indices used to determine indexed payments on the note and the amount and timing of any contingent payments of principal and interest. You should carefully examine the pricing supplement and should consult your own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such notes before deciding to purchase an Indexed Note.

Non-United States Holders

Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

      (a) payments of principal, interest (including OID, if any) and premium on the notes by CIT or our paying agent to any Non-United States Holder will be exempt from the 30% United States federal withholding tax, provided that:

o the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

o the holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership; and

o the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

      (b) a Non-United States Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the note, unless:

o the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

o the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

      (c) a note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service ("IRS") Form W-8BEN or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. With respect to notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will generally be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest (including OID) on the note (or gain realized on its sale, exchange, or other disposition) is effectively connected with the conduct of its trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "United States Holders" above. In lieu of the certificates described in the preceding paragraph, a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding tax. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium, and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

Information reporting and backup withholding will not apply to payments made on a note to Non-United States Holders if the certifications required by the Code sections 871(h) and 881(c) as described above are received, provided that CIT or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury regulations, payments on the sale, exchange, or other disposition of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payment to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Recently adopted Treasury regulations effective January 1, 2001 made certain modifications to the certification procedures which are generally described herein, however, Non-United States Holders of notes should consult their tax advisers regarding the effect of these regulations, the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis for sale directly by us in those jurisdictions where we are authorized to do so. In addition, subject to the terms and conditions set forth in the Selling Agency Agreement, dated April 3, 2001, we may offer the notes through any of the Agents who have separately agreed to use their reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to any Agent, as principal, at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by that Agent or, if so agreed, on a fixed public offering price basis. Unless otherwise specified in the pricing supplement, we will pay each Agent a commission, in the form of a discount which, depending on the maturity of the notes placed by such Agent, will range from 0.03% to 0.750% of the principal amount of the notes, except that the commission we may pay to the Agents with respect to notes with maturities of greater than thirty years will be negotiated at the time we issue those notes. We will not pay a commission to the Agents on the notes we sell directly to purchasers. Payment of the purchase price of the notes will be required to be made in immediately available funds.

The Agents may offer the notes they have purchased as principal to other dealers. The Agents may sell notes to any dealer at a discount and, unless the pricing supplement specifies to the contrary, a discount allowed to any dealer will not be in excess of the discount we allow the Agent. Unless the pricing supplement specifies to the contrary, an Agent purchasing a note as principal will pay a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and the Agent may resell this note to investors and other purchasers as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may change.

We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the notes.

If one or more Agents purchase notes in an offering as principal on a fixed price basis, the Agent or Agents may engage in certain transactions that stabilize the price of those notes. Those transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of those notes. If the Agent or Agents create a short position in those notes (i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the pricing supplement), that Agent or Agents may reduce that short position by purchasing notes in the open market.

In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases.

We and the Agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the Agents make no representations that anyone will engage in such transactions or that those transactions, once commenced, will continue.

Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments each Agent may be required to make in respect thereof.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We have been advised by the Agents that each of the Agents may from time to time purchase and sell notes in the secondary market, but is not obligated to do so and may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

Some of the Agents or their affiliates may from time to time provide investment banking and commercial banking services to us and may from time to time engage in transactions with and perform other services for us in the ordinary course of business.

Prospectus

                                     [Logo]

                               The CIT Group, Inc.

                                 Debt Securities

                                   ----------


We may issue up to an aggregate of $20,384,000,000 of debt securities in one or more series with the same or different terms.

When we offer specific debt securities, we will disclose the terms of those debt securities in a prospectus supplement that accompanies this prospectus. The prospectus supplement may also add, update and modify information contained or incorporated in this prospectus. Before you make your investment decision, we urge you to carefully read this prospectus and the prospectus supplement describing the specific terms of any offering, together with additional information described under the heading "Where You Can Find More Information."

These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations.

The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the debt securities that we offer.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

                 The date of this prospectus is March 12, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
THE CIT GROUP, INC. ......................................................    3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ........................   10
USE OF PROCEEDS ..........................................................   10
DESCRIPTION OF DEBT SECURITIES ...........................................   10
PLAN OF DISTRIBUTION .....................................................   15
EXPERTS ..................................................................   16
LEGAL OPINIONS ...........................................................   16
WHERE YOU CAN FIND MORE INFORMATION ......................................   16

                              THE CIT GROUP, INC.

General

CIT is a leading global source of financing and leasing capital for companies in more than 30 industries, including many of today's leading industries and emerging businesses, offering vendor, equipment, commercial, factoring, consumer, and structured financing capabilities. We had $54.9 billion of managed assets and $6.0 billion of stockholders' equity at December 31, 2000. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 536-1390. CIT became a public company in November, 1997 in an initial public offering (IPO). As of December 31, 2000, DKB held approximately 27% of the voting power and economic interest of our outstanding common stock. We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification.

Our size, scope and diversification was expanded significantly when we acquired Newcourt Credit Group Inc. on November 15, 1999. As of that transaction date, Newcourt had over $21.0 billion of managed assets. Newcourt, headquartered in Toronto, Canada, was a non-bank financial services enterprise, which originated, invested in and sold asset-based financing. Newcourt's origination activities focused on the commercial and corporate finance segments of the asset-based financing market through a global network of offices in 26 countries. This transaction combined the financial strength of CIT with Newcourt's broad technology-based leasing business and international platform.

We are organized into five business segments as follows:

Commercial Segments:

      o     Equipment Financing and Leasing

      o     Vendor Technology Finance

      o     Commercial Finance

      o     Structured Finance

Consumer Segment:

      o     Consumer

Certain segments conduct their operations through strategic business units that market their products and services to satisfy the financing needs of specific customers, industries, vendors/manufacturers and markets. Our business segments are described in greater detail in the following pages.

Commercial Segments

Our commercial operations are diverse and provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including: manufacturing, retailing, transportation, aerospace, construction and various service related industries. The secured lending, leasing and factoring products of our commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing, and acquisition and expansion financing. In total, as of December 31, 2000, our commercial segments hold combined financing and leasing assets of $38.6 billion, and managed assets of $47.7 billion, representing 88.1% and 86.8% of our consolidated financing and leasing assets and total managed assets, respectively.

Equipment Financing and Leasing Segment

Our Equipment Financing and Leasing operations had total financing and leasing assets of $20.1 billion at December 31, 2000, representing 45.9% of total financing and leasing assets. On a managed basis, Equipment Financing and Leasing totaled $26.5 billion or 48.2% of total managed assets. We conduct our Equipment Financing and Leasing operations through two strategic business units:

o Equipment Financing offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily with the construction, transportation, technology, manufacturing, machine tool and other industries.

o Capital Finance offers secured equipment financing and leasing by directly marketing customized transactions, particularly operating leases of commercial aircraft and rail equipment.

Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchasing new equipment, maintaining and repairing equipment, estimating residual values and remarketing via re-leasing or selling equipment. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to effectively evaluate residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for such aircraft and recertify such aircraft with appropriate authorities. We manage the equipment, residual value, and the risk of equipment remaining idle for extended periods of time and where appropriate, we locate alternative equipment users or purchasers.

Equipment Financing

Equipment Financing is the largest of our strategic business units with total financing and leasing assets of $14.4 billion at December 31, 2000, representing 33.0% of our total financing and leasing assets. On a managed asset basis, Equipment Financing represents $20.8 billion or 37.9% of total managed assets. Equipment Financing offers secured equipment financing and leasing products, including loans, leases, wholesale and retail financing for distributors and manufacturers, loans guaranteed by the U.S. Small Business Administration, operating leases, sale and leaseback arrangements, portfolio acquisitions, municipal leases, revolving lines of credit and in-house syndication capabilities.

Equipment Financing is a diversified, middle market, secured equipment lender that has a global presence with strong North American marketing coverage. At December 31, 2000, its portfolio included significant financing and leasing assets to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation.

Equipment Financing originates products through direct calling on customers and through relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

Capital Finance

Capital Finance had financing and leasing assets of $5.6 billion at December 31, 2000, which represented 12.9% of our total financing and leasing assets and 10.3% of managed assets. Capital Finance specializes in providing customized leasing and secured financing primarily to end-users of commercial aircraft and railcars, including operating leases, single investor leases, equity portions of leveraged leases, sale and leaseback arrangements, as well as loans secured by equipment. Typical Capital Finance customers are middle-market to larger-sized companies. New business is generated through direct calling efforts supplemented with transactions introduced by intermediaries and other referral sources.

Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with the fleet approaching 300 aircraft, most of which are 10 years old or less. Capital Finance has developed strong direct relationships with most major airlines and all major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which enhances customer service, and provides opportunities to finance new business.

Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. Capital Finance has a dedicated rail equipment group, maintains relationships with several leading railcar manufacturers, and has a significant direct calling effort on all railroads and rail shippers in the United States. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products, plastic pellets and cement; gondola cars for coal, steel coil and mill service; open hopper cars for coal and aggregates; center beam flat cars for lumber; and boxcars for paper and auto parts. Capital Finance also has a fleet of locomotives on lease to U.S. railroads.

Vendor Technology Finance Segment

Vendor Technology Finance was realigned following our Newcourt acquisition. The financing and leasing assets of Vendor Technology Finance (VTF) totaled $8.1 billion and comprised 18.5% of our total financing and leasing assets at December 31, 2000. On a managed asset basis, VTF totaled $10.8 billion or 19.7% of total managed assets. VTF customers range from small-market businesses and consumers to larger sized companies. VTF operates globally through operations in the United States, Canada, Europe, Latin America, Asia, and Australia, and serves many industries, including a wide range of manufacturers. This international platform provides a global presence to attract and retain large, sales oriented corporate vendor partners through traditional vendor finance programs, joint ventures and profit sharing arrangements.

VTF builds alliances with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in a wide array of vendor programs. These alliances allow our vendor partners to better utilize core competencies, reduce capital needs and drive incremental sales volume. VTF offers credit financing to the manufacturer's customers for the purchase or lease of the manufacturer's products, while also offering enhanced sales tools to manufacturers and vendors, such as asset management services, efficient loan processing, and real-time credit adjudication. By working in partnership with select vendors, VTF is integrated with the vendor's business planning process and product offering systems to improve execution and reduce cycle times. VTF has significant vendor programs in information technology and telecommunications.

These vendor alliances are characterized by the use of joint ventures, profit sharing and other transaction structures. In the case of joint ventures, VTF and the vendor combine financing activities through a distinct legal entity that is jointly owned. Generally, these arrangements are accounted for on an equity basis, with profits and losses distributed according to the joint venture agreement. Additionally, VTF generally purchases finance receivables originated by the joint venture entities. VTF also utilizes "virtual joint ventures", whereby the assets are originated on VTF's balance sheet, while profits and losses are shared with the vendor. These types of strategic alliances are a key source of business for VTF. New business is also generated through intermediaries and other referral sources, as well as through direct end-user relationships.

Commercial Finance Segment

At December 31, 2000, the financing and leasing assets of our Commercial Finance segment totaled $7.7 billion, representing 17.6% of total financing and leasing assets and 14.0% of managed assets. We conduct our Commercial Finance operations through two strategic business units, both of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

o Commercial Services provides secured financing as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings, and other industries.

o Business Credit provides secured financing to a full range of borrowers from small to larger-sized companies.

Commercial Services

Commercial Services had total financing and leasing assets of $4.3 billion at December 31, 2000, which represented 9.8% of our total financing and leasing assets and 7.8% of managed assets. Commercial Services offers a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

Commercial Services provides financing to clients through the purchase of accounts receivable owed to clients by their customers, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee which is commensurate with the underlying degree of credit risk and recourse, and which is generally a percentage of the factored receivables or sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of charge-offs, increasing sales, are improving management information.

Commercial Services generates business regionally from a variety of sources, including direct calling efforts and referrals from existing clients and other sources. Additionally, acquisitions have played a large role in the growth of Commercial Services.

Business Credit

Financing and leasing assets of Business Credit totaled $3.4 billion at December 31, 2000 and represented 7.8% of our total financing and leasing assets and 6.2% of managed assets. Business Credit offers revolving and term loans secured by accounts receivable, inventories and fixed assets to smaller through larger-sized companies. Clients use such loans primarily for working capital, growth, expansion, acquisitions, refinancings and debtor-in-possession, reorganization and restructurings, and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

Business Credit originates business through direct calling efforts and intermediary and referral sources, as well as through sales and regional offices. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. Business Credit has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Structured Finance Segment

At December 31, 2000, Structured Finance had financing and leasing assets of $2.7 billion, comprising 6.1% of our total financing and leasing assets and 4.9% of managed assets. Structured Finance operates internationally through operations in the United States, Canada, and Europe. Structured Finance provides specialized investment banking services to the international corporate finance and institutional finance markets by providing asset-based financing for large ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies. Communications, transportation, and the power and utilities sectors are among the industries that Structured Finance serves. Similar to Vendore Technology Finance, Structured Finance was realigned following the 1999 acquisition of New Court.

Structured Finance also serves as an origination conduit to its lending partners by seeking out and creating investment opportunities. Structured Finance has established relationships with insurance companies and institutional investors and can arrange financing opportunities that meet asset class, yield, duration and credit quality requirements. Accordingly, Structured Finance has considerable syndication and fee generation capacity.

Structured Finance also includes our CIT Group/Equity Investments and its subsidiary, CIT Group/Venture Capital. Equity Investments originates and purchases private equity and equity-related securities, arranges transaction financing, and participates in merger and acquisition transactions. Equity Investments has investments in emerging growth enterprises in selected industries, including the information technology, communications, life science and consumer products industries. Equity Investments had total investments of $285.8 million at December 31, 2000.

Consumer Segment

At December 31, 2000, our Consumer segment financing and leasing assets totaled $5.2 billion, representing 11.9% of total financing and leasing assets. Total Consumer managed assets were $7.2 billion, representing 13.2% of our total managed assets.

Our consumer business is focused primarily on home equity lending and on retail sales financing secured by recreational vehicles and manufactured housing. As a part of an ongoing strategy to maximize the value of our origination network and to improve overall profitability, the Consumer unit sells individual loans and portfolios of loans to banks, thrifts and other originators of consumer loans.

The unit also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center.

Our home equity products include both fixed and variable rate closed-end loans and variable rate lines of credit. We primarily originate, purchase and service loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Consumer primarily originates loans through brokers and correspondents with a high proportion of home equity applications processed electronically over the internet via BrokerEdgeSM using our proprietary systems. Through experienced lending professionals and automation, Consumer provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker relationships.

Consumer also provides nationwide retail financing for the purchase of new and used recreational vehicles and manufactured housing. These loans are predominantly originated through recreational vehicle and manufactured housing dealer, manufacturer and broker relationships.

Servicing

The Asset Service Center centrally services and collects substantially all of our Consumer receivables, including loans originated or purchased by our Consumer Segment, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by our Consumer Segment for a fee on a "contract" basis. These third-party portfolios totaled $1.4 billion at December 31, 2000.

Securitization Program

We fund most of our assets on balance sheet using our access to the commercial paper, medium-term note and capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we have in place an array of programs to access both the public and private asset backed securitization markets. Current products utilized in these programs include commercial receivables and leases and consumer loans secured by recreational vehicles and residential real estate. During 2000, we securitized $4.1 billion of financing and leasing assets and the outstanding securitized asset balance at December 31, 2000 was $11.1 billion or 20.2% of our total managed assets.

Under a typical asset backed securitization, we sell a "pool" of secured loans or leases to a special purpose entity, typically a trust. The special-purpose entity, in turn, issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. We retain the servicing of the securitized contracts, for which we earn a servicing fee. We also participate in certain "residual" cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit related disbursements). At the date of securitization, we estimate the "residual" cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the special-purpose entity, cash reserve accounts on deposit in the special-purpose entity or interest only receivables) and recognize a gain.

In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we review them quarterly for impairment. These reviews are performed on a disaggregated basis. Fair values of retained interests are calculated utilizing current pool demographics, actual note/certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates. These revised fair values are then compared to our carrying values. Our retained interests had a carrying value at December 31, 2000 of approximately $800 million, including interests in commercial securitized assets of approximately $650 million and consumer securitized assets of approximately $150 million. Retained interests are subject to credit and prepayment risk.

Competition

Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial financial services networks have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than us. Also, our competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities, for example, short-term equipment rental and servicing, which currently are prohibited to us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity. The markets for most of our products are characterized by a large number of competitors. However, with respect to some of our products, competition is more concentrated.

We compete primarily on the basis of pricing, terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

Regulation

DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956, and is registered as such with the Board of Governors of the Federal Reserve. Since DKB owns approximately 27% of CIT's outstanding common stock, we are subject to certain provisions of the Bank Holding Company Act and examination by the Federal Reserve System. In general, the Bank Holding Company Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto" as of November 11, 1999. Our current principal business activities constitute permissible activities for a non-bank subsidiary of a bank holding company.

Our operations are subject, in certain instances, to supervision and regulation by state, federal and various foreign governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things:

o regulate credit granting activities, including establishing licensing requirements, if any, in applicable jurisdictions;

o     establish maximum interest rates, finance charges and other charges;

o     regulate customers' insurance coverages;

o     require disclosures to customers;

o     govern secured transactions;

o set collection, foreclosure, repossession and claims handling procedures and other trade practices;

o prohibit discrimination in the extension of credit and administration of loans; and

o regulate the use and reporting of information related to a borrower's credit experience.

In addition to the foregoing, CIT OnLine Bank, a Utah industrial loan corporation wholly owned by CIT, is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions.

The above regulation and supervision could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates we charge will not rise to maximum levels permitted by law, the effect of any of which could be to adversely affect our business or results of operations. Under certain circumstances, the Federal Reserve has the authority to issue orders which could restrict our ability to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.

In addition to being subject to the Act, DKB is subject to Japanese banking laws, regulations, guidelines and orders that affect our permissible activities. We have entered into an agreement with DKB in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, and with the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities, their staffs or any court (collectively, the "Banking Laws"). That agreement prohibits us from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws, unless DKB obtains the required prior approval, gives such prior notice or makes such filings. We are also prohibited from engaging in any activity that would cause DKB, CIT or any affiliate of DKB or CIT to violate any Banking Laws. If, at any time, DKB determines that any of our activities is prohibited by any Banking Law, we are required to take all reasonable steps to cease such activities. Under the terms of that agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

                        SUMMARY OF FINANCIAL INFORMATION

The following is a summary of certain financial information of CIT and its subsidiaries. The data for the year ended December 31, 2000 was obtained from the unaudited condensed consolidated financial statements of CIT as of and for the year ended December 31, 2000 included in the Current Report on Form 8-K, dated January 25, 2001. The data for the years ended December 31, 1999, 1998 and 1997 were obtained from CIT's audited consolidated financial statements contained in CIT's 1999 Annual Report on Form 10-K. The data for the year ended December 31, 1996 was obtained from audited consolidated statements of CIT that are not incorporated by reference in this prospectus. This summary should be read in conjunction with the financial information of CIT included in the reports referred to under "Where You Can Find More Information" on page 16.

                                                                    Years Ended December 31,
                                                   --------------------------------------------------------
                                                      2000        1999       1998        1997        1996
                                                   --------    --------    --------    --------    --------
                                                                  (Dollar Amounts in Millions)
Finance income                                     $5,248.4    $2,565.9    $2,015.1    $1,824.7    $1,646.2
Interest expense                                    2,497.7     1,293.4     1,040.8       937.2       848.3
                                                   --------    --------    --------    --------    --------
Net finance income                                  2,750.7     1,272.5       974.3       887.5       797.9
Depreciation on operating
  lease equipment                                   1,281.3       355.1       169.5       146.8       121.7
Net finance margin                                  1,469.4       917.4       804.8       740.7       676.2
Other revenue                                         912.0       350.8       255.4       247.8       244.1
Gain on sale of equity interest
  acquired in loan workout                               --           --         --        58.0          --
                                                   --------    --------    --------    --------    --------
Operating revenue                                   2,381.4     1,268.2     1,060.2     1,046.5       920.3
                                                   --------    --------    --------    --------    --------
Salaries and employee benefits                        600.7       309.4       245.4       253.5       223.0
General operating expenses                            434.5       206.6       162.3       166.5       162.3
                                                   --------    --------    --------    --------    --------
Total salaries and general
  operating expenses                                1,035.2       516.0       407.7       420.0       385.3
Provision for credit losses                           255.2       110.3        99.4       113.7       111.4
Goodwill amortization                                  86.3        25.7        10.1         8.4         7.8
Minority interest in subsidiary
  trust holding solely debentures of CIT               19.2        19.2        19.2        16.3          --
                                                   --------    --------    --------    --------    --------
Operating expenses                                  1,395.9       671.2       536.4       558.4       504.5
Income before provision for income taxes              985.5      597.00       523.8       488.1       415.8
Provision for income taxes                            373.9       207.6       185.0       178.0       155.7
                                                   --------    --------    --------    --------    --------
Net income                                         $  611.6    $  389.4    $  338.8    $  310.1    $  260.1
                                                   ========    ========    ========    ========    ========

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

Ratios of Earnings to Fixed Charges

                                                Years Ended December 31,
                                          --------------------------------------
                                          2000    1999    1998    1997    1996
                                          ----    ----    ----    ----    ----
Ratios of Earnings to Fixed Charges       1.39x   1.45x   1.49x   1.51x   1.49x

We have computed the ratios of earnings to fixed charges in accordance with requirements of the SEC's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in a subsidiary trust holding solely debentures of CIT and the portion of rentals considered to represent an appropriate interest factor.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not discuss historical facts but instead note future expectations, projections, intentions or other items relating to the future.

Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

o The results of our efforts to implement our business strategy. Failure to fully implement our business strategy might result in decreased market penetration, adverse effects on results of operations, and other adverse results.

o The effect of economic conditions and the performance of our borrowers. Economic conditions in general or in particular market segments could impact the ability of our borrowers to operate or expand their businesses, which might result in decreased performance or repayment of their obligations or reduced demand for additional financing needs.

o Actions of our competitors and our ability to respond to those actions. We seek to remain competitive without sacrificing prudent lending standards. Doing business under those standards becomes more difficult, however, when competitors offer financing with less stringent criteria. We seek to maintain credit quality at the risk of growth in assets, if necessary.

o The cost of our capital. That cost depends on many factors, some of which are beyond our control, such as our portfolio quality, ratings, prospects and outlook.

o Changes in government regulations, tax rates and similar matters. For example, government regulations could significantly increase the cost of doing business or could eliminate certain tax advantages of some of our financing products.

o     Other risks detailed in our other SEC reports or filings.

Except as required by law, we do not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. We cannot predict your risk in relying on forward-looking statements in light of the many factors that could affect their accuracy.

                                USE OF PROCEEDS

We intend to use the net proceeds from the sale of any debt securities offered under this prospectus to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts that we may use in connection with our business or that we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured obligations of CIT and will be either senior debt or senior subordinated debt. Senior debt will be issued under a senior debt indenture. Senior subordinated debt will be issued under a senior subordinated debt indenture. The senior debt indenture and the senior subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." We have filed forms of the global senior indenture and subordinated indenture as exhibits to the registration statement on Form S-3 (No. 333-56172) under the Securities Act of 1933, of which this prospectus is a part. The terms of the indentures are also governed by the applicable provisions of the Trust Indenture Act of 1939.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CIT or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, these sections or defined terms are incorporated into this prospectus by reference and the statements in this prospectus are qualified by that reference.

General

The indentures provide that any debt securities that we issue will be issued in fully registered form. We may issue the debt securities in one or more separate series of senior or senior subordinated securities. Debt securities in a particular series may have different maturities or different purchase prices. (See Section 2.01 of the indentures).

The debt securities that we issue will constitute either "superior indebtedness" or "senior subordinated indebtedness," as those terms are defined below. From time to time, we may issue senior debt securities or "senior securities," in one or more separate series of debt securities. We will issue each series of senior securities under separate indentures, each substantially in the form of a global senior indenture filed with the SEC. We will enter into each senior indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as a "senior trustee."

From time to time, we may also issue senior subordinated debt securities as one or more separate series of debt securities. We will issue each series of senior subordinated securities under one or more separate indentures, each substantially in the form of a senior subordinated global indenture filed with the SEC. We will enter into each senior subordinated indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as "senior subordinated trustee."

From time to time, we may issue senior subordinated securities which are intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board.

Limitations on Indebtedness. The terms of the senior indentures do not limit the amount of debt securities or other unsecured superior indebtedness that we may issue. The terms of the senior indentures also do not limit the amount of subordinated debt, secured or unsecured, that we may issue. The terms of some of the senior subordinated indentures may limit the amount of debt securities or other unsecured senior subordinated indebtedness that we may issue or limit the amount of junior subordinated indebtedness that we may issue. For a description of these limitations, see "Description of Debt Securities -Restrictive Provisions and Covenants" on page 13. At December 31, 2000, approximately $200 million of senior subordinated indebtedness was issued and outstanding. At December 31, 2000, under the most restrictive provisions of the senior subordinated indentures, we could issue up to approximately $5.807 billion of additional senior subordinated indebtedness.

Original Issue Discount. Debt securities bearing no interest or a below market interest rate when issued are known as original issue discount securities. We will offer any original issue discount securities which we issue at a discount, which may be substantial, below their stated principal amount. You should refer to the prospectus supplement for a description of federal income tax consequences and other special considerations applicable to original issue discount securities.

Particular Terms of Offered Debt Securities. You should refer to the prospectus supplement for a description of the particular terms of any debt securities that we offer for sale. The following are some of the terms of these debt securities that we will describe in the prospectus supplement:

o     title, designation, total principal amount and authorized denominations;

o     percentage of principal amount at which debt securities will be issued;

o     maturity date or dates;

o interest rate or rates (which may be fixed or variable) per annum, the method of determining the interest rate or rates and any original issue discount;

o payment dates for interest and principal and the provisions for accrual of interest;

o     provisions for any sinking, purchase or other comparable fund;

o     any redemption terms;

o designation of the place where registered holders of debt securities may be paid or may transfer or redeem debt securities;

o designation of any foreign currency, including composite currencies, in which the debt securities may be issued or paid and any terms under which a holder of debt securities may elect to be paid in a different currency than the currency of the debt securities;

o any index that may be used to determine the amounts of principal, interest or any other payment due on the debt securities; and

o designation of the debt securities as senior securities or senior subordinated securities. (See Section 2.01 of the indentures).

Payment. We will make all payments due on debt securities, less any applicable withholding taxes, at the office of CIT or its agent maintained for this purpose in New York, New York. However, at our option, we may pay interest, less any applicable withholding taxes, by mailing a check to the address of the person entitled to the interest as their name and address appear on our register. (See
Section 2.04 of the indentures).

Transfer of Debt Securities. A registered holder of debt securities or a properly authorized attorney of the holder, may transfer these debt securities at our office or our agent's office. The prospectus supplement will describe the location of these offices. We will not charge the holder a fee for any transfer or exchange of debt securities, but we may require the holder to pay a sum sufficient to cover any tax or other governmental charge in connection with a transfer or exchange. (See Section 2.06 of the indentures).

Certain Defined Terms.

"Indebtedness" in the definition of the terms "superior indebtedness," "senior subordinated indebtedness," and "junior subordinated indebtedness" means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities on a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

"Superior Indebtedness" means all of our indebtedness that is not by its terms subordinate or junior to any of our other indebtedness. The senior securities will constitute superior indebtedness.

"Senior subordinated Indebtedness" means all of our indebtedness that is subordinate only to superior indebtedness. The senior subordinated securities will constitute senior subordinated indebtedness.

"Junior subordinated indebtedness" means all indebtedness of CIT that is subordinate to both superior indebtedness and senior subordinated indebtedness.

Senior Securities

The senior securities will be direct, unsecured obligations of CIT. Senior securities will constitute superior indebtedness issued with equal priority to the other superior indebtedness. At December 31, 2000, CIT's consolidated unaudited balance sheet reflected approximately $28.7 billion of outstanding superior indebtedness.

The senior securities will be senior to all senior subordinated indebtedness, including the senior subordinated securities. At December 31, 2000, CIT's consolidated balance sheet reflected $200 million outstanding senior subordinated indebtedness and no outstanding junior subordinated indebtedness.

Senior Subordinated Securities

The senior subordinated securities will be direct, unsecured obligations of CIT. CIT will pay principal, premium, if any and interest on the senior subordinated securities only after the prior payment in full of all superior indebtedness of CIT, including the senior securities.

In the event of any insolvency, bankruptcy or similar proceedings, the holders of superior indebtedness will be paid in full before any payment is made on the senior subordinated securities. An event of default under or acceleration of superior indebtedness does not in itself trigger the payment subordination provisions applicable to senior subordinated securities. However, if the senior subordinated securities are declared due and payable before maturity due to a default, the holders of the senior subordinated securities will be entitled to payment only after superior indebtedness is paid in full.

Due to these subordination provisions, if we become insolvent, the holders of superior indebtedness may recover a higher percentage of their investment than the holders of the senior subordinated securities. We intend that any senior subordinated securities will be in all respects equal in right of payment with the other senior subordinated indebtedness, including CIT's outstanding senior subordinated securities. We also intend that all senior subordinated securities will be superior in right of payment to all junior subordinated indebtedness and to all outstanding capital stock.

Senior subordinated securities of certain series may meet the requirements necessary for that series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If we propose to issue senior subordinated securities that will qualify as Tier II Capital, then we will disclose this in the prospectus supplement.

Restrictive Provisions and Covenants

Negative Pledge. Generally, the indentures do not limit the amount of other securities that we or our subsidiaries may issue. But each indenture contains a provision, the "Negative Pledge," that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, subject to certain exceptions. (See Section 6.04 of the indentures).

Under the terms of the Negative Pledge, we are permitted to create the following liens:

o     liens in favor of any of our subsidiaries;

o     purchase money liens;

o     liens existing at the time of any acquisition that we may make;

o liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

o liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

o liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

o arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

o liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

o consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

o liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

o liens on property or assets financed through tax-exempt municipal obligations;

o liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

o liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

(See Section 6.04 of the indentures for the provisions of the Negative Pledge).

In addition, in the senior subordinated indentures, we have agreed not to permit:

o the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings); or

o the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings). Under the more restrictive of these tests, as of December 31, 2000, we could issue up to approximately $5.807 billion of additional senior subordinated indebtedness.

(See senior subordinated indenture Section 6.05).

Restrictions on Mergers and Asset Sales. Subject to the provisions of the Negative Pledge, the indentures will not prevent us from consolidating or merging with any other corporation or selling our assets as or substantially as, an entirety. However, if we are not the surviving corporation in a merger, the surviving corporation must expressly assume our obligations under the indentures. Similarly, if we were to sell our assets as or substantially as, an entirety to another party, the purchaser must also assume our obligations under the indentures. (See Section
15.01 of the senior indenture, Section 16.01 of the senior subordinated indenture).

The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance with the restrictions of the Negative Pledge. This waiver of compliance will bind all of the holders of that series of debt securities. (See Section 6.06 of the senior indenture, Section
6.07 of the senior subordinated indenture).

Other than these restrictions, the indentures contain no additional provisions limiting our ability to enter into a highly leveraged transaction.

Modification of Indenture

Each indenture contains provisions permitting us and the trustee to amend, modify or supplement the indenture or any supplemental indenture as to any series of debt securities. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

Unanimous consent of the holders of a series of debt securities is required for any of the following changes:

o extending the maturity of that series of debt security, reducing the rate, extending the time of payment of interest or reducing any other payment due under that series of debt security;

o reducing the percentage of holders required to consent to any amendment or modification for purposes of that series of debt security; or

o modifying the rights, duties or immunities of the trustee without the consent of the trustee.

(See Section 14.02 of the indentures).

Computations for Outstanding Debt Securities

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an Indenture:

o for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; or

o for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

(See Section 1.02 of the indentures).

Events of Default

Each indenture defines an "event of default" with respect to any series of debt securities. An event of default under an indenture is any one of the following events that occurs with respect to a series of debt securities:

o     nonpayment for thirty days of any interest when due;

o     nonpayment of any principal or premium, if any, when due;

o     nonpayment of any sinking fund installment when due;

o failure, after thirty days' appropriate notice, to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities);

o     certain events in bankruptcy, insolvency or reorganization; or

o nonpayment of interest on our indebtedness, including guaranteed indebtedness (other than indebtedness that is subordinate) or nonpayment of any principal on any of our indebtedness, after appropriate notice and expiration of any applicable grace period.

(See Section 7.01 of the indentures).

The trustee may withhold notice of any default (except in the payment of principal of, premium, if any or interest, if any, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities. (See Section 11.03 of the indentures).

Generally, each indenture provides that upon an event of default, the trustee or the holders of not less than 25% in principal amount of any series of debt securities then outstanding may declare the principal of all debt securities of that series to be due and payable. (See Section 7.02 of the indentures). However, with respect to any series of senior subordinated securities considered "Tier II," only certain events in bankruptcy, insolvency or reorganization would permit acceleration of the maturity of the indebtedness. The prospectus supplement will indicate if the series of senior subordinated securities covered by that prospectus supplement will be "Tier II."

You should refer to the prospectus supplement for any original issue discount securities for disclosure of the particular provisions relating to acceleration of the maturity of indebtedness upon the occurrence of an event of default.

Within 120 days after the close of each fiscal year, we are required to file with each trustee a statement, signed by specified officers, stating whether or not the specified officers have knowledge of any default and, if so, specifying each default, the nature of the default and what action, if any, has been taken to cure the default. (See Section 6.05 of the senior indenture, Section 6.06 of the senior subordinated indenture).

Except in cases of default and acceleration, the trustee is not under any obligation to exercise any of its rights or powers under an indenture at the request of holders of debt securities, unless these holders offer the trustee a reasonable indemnity. (See Section 11.01 of the indentures). As long as the trustee has this indemnity, the holders of a majority in principal amount of any series of debt securities outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or of exercising any trust or power conferred upon the trustee. (See
Section 7.08 of the indentures).

Defeasance of the Indenture and Debt Securities

We may, at any time, satisfy our obligations with respect to payments on any series of debt securities by irrevocably depositing in trust with the trustee cash or U.S. Government Obligations, as defined in the indenture or a combination thereof sufficient to make payments on the debt securities when due. If we make this deposit in a sufficient amount, properly verified, then we would discharge all of our obligations with respect to that series of debt securities and the indenture insofar as it relates to that series of debt securities, except as otherwise provided in the indenture. In the event of this defeasance, holders of that series of debt securities would be able to look only to the trust fund for payment on that series of debt securities until the date of maturity or redemption. Our ability to defease debt securities of any series using this trust fund is subject to certain tax, legal and stock exchange requirements. (See Sections 12.01, 12.02 and 12.03 of the indentures).

Information Concerning the Trustees

We may periodically borrow funds from any of the trustees. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with any of the trustees. A trustee under a senior indenture or a senior subordinated indenture may act as trustee under any of CIT's other indentures.

                              PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby:

o     directly to purchasers;

o     through agents;

o     to dealers; or

o     through an underwriter or a group of underwriters.

We may directly solicit offers to purchase debt securities. We may also solicit offers through our agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Under our agreements with agents, we may indemnify agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

We may also sell debt securities through a dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. Under our agreements with dealers, we may indemnify dealers against certain civil liabilities, including liabilities under the Securities Act.

We may also use one or more underwriters to sell debt securities. Under our agreements with underwriters, we may indemnify underwriters against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the debt securities will be set forth in the prospectus supplement. When reselling debt securities to the public, the underwriters will deliver the prospectus supplement and this prospectus to purchasers of debt securities, as required by applicable law.

The underwriters, dealers, and agents may be deemed to be underwriters under the Securities Act. Any discounts, commissions, or concessions that they receive from us or any profit they make on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will disclose in the prospectus supplement any person who may be deemed to be an underwriter and any compensation that we have paid to any underwriter. We may have various other commercial relationships with our underwriters, dealers, and agents.

If disclosed in the prospectus supplement, we may authorize underwriters and agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of offered debt securities sold pursuant to contracts will be not less nor more than, the amounts stated in the prospectus supplement. We may authorize underwriters and agents to enter into contracts with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, all subject to our approval. Contracts will not be subject to any conditions except that any purchase of debt securities by an institution pursuant to a contract must be permitted under applicable laws. We will disclose in the prospectus supplement any commission that we pay to underwriters and agents who sell debt securities pursuant to contracts. Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

                                    EXPERTS

Our consolidated balance sheets as of December 31, 1999, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein and upon the authority of KPMG LLP as experts in accounting and auditing.

The consolidated statement of income of Newcourt Credit Group Inc. and its subsidiaries for the year ended December 31, 1998 and the notes related thereto included on pages 56, 64-68 and 74-76 of Newcourt Credit Group Inc.'s Annual Report on Form 40-F for the year ended December 31, 1998 filed with the SEC on May 20, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent public accountants. The consolidated statement of income and related notes referred to above have been incorporated herein in reliance on said report given on the authority of Ernst & Young LLP as experts in auditing and accounting.

                                 LEGAL OPINIONS

Our counsel, Schulte Roth & Zabel LLP, New York, New York is passing for us on the validity of the securities to which this prospectus relates. Paul N. Roth, a founding and current partner of Schulte Roth & Zabel LLP, is one of our directors.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3 to register the debt securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document that CIT files at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.cit.com.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 28, 2000, as amended by our report on Form 10-K/A, filed with the SEC on March 29, 2000;

2. Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000; for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000; and for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

3. Our Current Reports on Form 8-K dated February 3, 2000, filed with the SEC on February 7, 2000; dated April 27, 2000, filed with the SEC on May 3, 2000; dated June 6, 2000, filed with the SEC on June 14, 2000; dated July 27, 2000, filed with the SEC on July 28, 2000; dated October 26, 2000, filed with the SEC on November 3, 2000; dated November 2, 2000, filed with the SEC on November 3, 2000; dated November 7, 2000, filed with the SEC on November 7, 2000; dated December 1, 2000, filed with the SEC on December 1, 2000; and dated January 25, 2001, filed with the SEC on January 26, 2001; and on Form 8-K/A dated November 15, 1999, filed with the SEC on January 31, 2000.

4. The description of the Common Stock contained in our registration statement on Form S-3 (File No. 333-86395), filed with the SEC on September 1, 1999, as amended by Amendment No. 1, filed with the SEC on November 10, 1999 and any amendment or report filed for the purpose of further updating this description. This description of the Common Stock is incorporated by reference into our registration statement on Form 8-A, Amendment No. 2, filed with the SEC on November 12, 1999 pursuant to the Securities Exchange Act of 1934, as amended.

We also incorporate by reference the consolidated statement of income of Newcourt Credit Group Inc. and its subsidiaries for the year ended December 31, 1998 and the notes related thereto included on pages 56, 64-68 and 74-76 of Newcourt Credit Group Inc.'s Annual Report on Form 40-F for the year ended December 31, 1998 filed with the SEC on May 20, 1999.

Until we have sold all of the debt securities that we are offering for sale under this prospectus, we also incorporate by reference all documents that CIT will file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to James J. Egan, Jr., Executive Vice President-Investor Relations, The CIT Group, Inc., 650 CIT Drive, Livingston, New Jersey 07039, telephone
(973) 740-5000.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. CIT has not authorized anyone to provide you with different information. CIT is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

================================================================================

                              U.S. $20,384,000,000

                                     [Logo]

                               The CIT Group, Inc.

                                Medium-Term Notes
                              Due 9 Months or More
                               From Date of Issue


                                   ----------

                              PROSPECTUS SUPPLEMENT
                                 April 3, 2001

                                   ----------


                                 LEHMAN BROTHERS
                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN
                              SALOMON SMITH BARNEY
                                 UBS WARBURG LLC

================================================================================